EXHIBIT 99.1

SLS International Receives Notice of Delisting

OZARK, Mo., November 7 – SLS International, Inc. (Amex: SLS) announced today that it has received notice from the Staff of the American Stock Exchange indicating that SLS does not comply with Amex’s continued listing standards due to insufficient shareholders’ equity, as set forth in Section 1003(a)(ii) and 1003(a)(iii) of the Amex Company Guide. On October 4, 2006, SLS filed a plan to regain compliance with these standards, but Amex did not accept the Company’s plan. Amex indicated that it intends to strike SLS’s common stock from Amex by filing a delisting application with the SEC. SLS has a limited right to appeal Amex’s determination and request a hearing before a committee of the Exchange. If SLS desires such an appeal, it must be filed on or prior to November 8, 2006. Absent a successful appeal, SLS’s common stock will be delisted from Amex. In that event, SLS plans to pursue a listing of its common stock on the Over-the-Counter Bulletin Board where it traded from June 27, 2001 through October 13, 2005.

About SLS

Based in Ozark, Mo., SLS International, Inc. is a 30-year-old manufacturer and developer of new proprietary patent-pending ultra-high fidelity Ribbon Driver loudspeakers, patented Evenstar Digital Amplifiers and sound systems for the commercial, home entertainment, professional and music markets. SLS has perfected the ribbon-driver technology enabling their loudspeakers to achieve exceptional inner detail and accuracy with 20% to 30% less distortion of typical compression driver and dome tweeters. SLS speakers and systems are used in high-profile venues such as NBC/MSNBC's 2002 and 2004 Olympics studios, the Recording Academy's Grammy Producers SoundTable events, and for the NAMM winter show, providing sound in the AVID Technology booth just to name a few. For more information, visit http://www.slsaudio.com.

Safe Harbor

Matters discussed in this press release contain forward-looking Statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company with the Securities and Exchange Commission.